ROCHDALE INVESTMENT TRUST
AMENDMENT TO THE
TRANSFER AGENCY AND SERVICE AGREEMENT

THIS AMENDMENT dated as of this 12th day of June, 2006, to the Transfer Agency and Service Agreement, dated as of August 13, 2001, as amended as of December 30, 2005 (the "Agreement"), is entered by and between Rochdale Investment Trust, a Delaware statutory trust (the “Trust”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into a Transfer Agency and Service Agreement; and

WHEREAS, the Trust and USBFS desire to amend said Agreement; and

WHEREAS, Section 6 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

The fee schedule of the Agreement is hereby superseded and replaced with the fee schedule attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ROCHDALE INVESTMENT TRUST                                                                                                  U.S. BANCORP FUND SERVICES, LLC

By: /s/ Kurt Hawkesworth                                                                                                                      By: /s/ Michael McVoy

Printed Name: Kurt Hawkesworth                                                                                                         Printed Name: Michael R. McVoy

Title:CCO                                                                                                                                                   Title: Senior Vice President